Exhibit 99.1

Contact
Debra DiMaria
Chief Financial Officer
(516) 535-3681
ddimaria@proginet.com

Proginet Doubles New License Revenues and Achieves Record Profitability

Garden City, N.Y. — May 15, 2007 — Proginet Corporation [OTCBB: PRGF], developer of enterprise security software, today announced financial results for the third quarter of FY 2007, which ended April 30, 2007. Citing continued strong demand for its managed file transfer solution, CyberFusion Integration Suite (CFI)TM, the Company reports that new license revenues (NLR) for the quarter have more than doubled, to $983,000, compared to the third quarter of fiscal 2006. For the first nine months of the year, Proginet's NLR is up 64%. The Company also reports new profitability records for the quarter, in which it earned net income of $441,000, and for the nine months ended April 30, in which it earned $767,000.

"We're pleased to announce such strong financial results this quarter," stated Debra DiMaria, Proginet's Chief Financial Officer. "Total revenues for the quarter amounted to $2.5 million, bringing our year-to-date revenues to more than $7 million. The quarter has seen us break all previous records in terms of profitability, enabling us to add to an already strong cash position. I am especially pleased to note the growth in NLR, which has a strong immediate impact on the business, while also delivering sustained value in terms of recurring maintenance revenue."

"Demand for Proginet's security solutions is at an all-time high," stated Kevin M. Kelly, Proginet’s President and CEO. "Security and regulatory concerns are everywhere. As the marketplace recognizes the need to secure and control enterprise data, more and more organizations are turning to Proginet. We've seen significant growth in NLR over the last fiscal year and this quarter really confirms the trend. It's the nature of these new sales that I find especially pleasing; we're having more success, closing bigger deals, with bigger types of organizations."

"Proginet's cash position now stands at $3.5 million, the highest in the Company's history, and we're on target for the profit and license revenue goals of our business plan," continued Mr. Kelly. "Our investment in research and development (R&D) has borne fruit in terms of marketplace acceptance of our software, we've got real momentum in terms of sales, and we've signed several new partnership agreements which are already producing revenue for Proginet. I expect that the Company can now build on its success and grow further through the pursuit of strategic acquisitions," he concluded.

The Company expects final results for the quarter ending April 30, 2007 to be filed with the SEC on or about May 25, 2007, and to be available on Proginet's Web site and at www.sec.gov.

Investor Call
Proginet will hold an informational investor conference call on Wednesday May 16, 2007 at 4:30 p.m. EST to provide investor updates and answer questions. To listen or participate, investors may call in at the numbers below immediately prior to the event (you will need all of the following information).

Toll-free Number: 1 (888) 455-3618 (inside US)
Toll Number: 1 (210) 839-8502
Leader: Mr. Kevin Kelly
Passcode: Proginet

For additional questions, please contact Proginet Investor Relations at (516) 535-3639.

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About Proginet Corporation

Proginet Corporation is a developer of enterprise security software. Throughout its 20-year history, the Company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion®, CyberFusion Integration Suite (CFI)™, SecurForce™, SecurPass®, and SecurAccess™, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 25 countries and includes many Fortune 500 companies. The Company is headquartered in Garden City, N.Y., with offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer

This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” “may,” “will,” “plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).

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Financial Highlights

	(000's except per share data)
	Three months ended April 30,		Nine months ended April 30,
	(Unaudited)		(Unaudited)

	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
New license revenue	$983	$454	$2,663	$1,622
Software maintenance fees and other	1,452	1,435	4,283	4,304
Professional services	35	77	97	446
Total revenues	2,470	1,966	7,043	6,372
Total operating expenses, net	2,029	1,945	6,276	5,955
Net income	$441	$21	$767	$417
Income per share	$.03	$.00	$.05	$.03

	At April 30, 2007 (Unaudited)	At July 31, 2006 (Audited)

Cash	$3,539	$2,502
Trade accounts receivable, net	1,308	599
Property and equipment, net	156	197
Capitalized software development costs, net	3,104	3,198
Purchased software and other intangibles, net	1,591	1,984
Other assets	102	73
Total assets	$9,800	$8,553

Accounts payable and accrued expenses	$774	$703
Deferred revenues	2,957	2,574
Deferred rent	166	162
Total liabilities	3,897	3,439
Total stockholders' equity	5,903	5,114
Total liabilities and stockholders’ equity	$9,800	$8,553